EXHIBIT 10.1

August 10, 2023

Ionic Ventures, LLC
3053 Fillmore St., Suite 256
San Francisco, CA 94123

Re: Modification of the Purchase Agreement

Dear Sirs:

Reference is made to that certain (a) (i) Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of October 6, 2022, between the Company and the purchaser identified therein, which is the same as the addressee listed above (the “Investor”), and (ii) the other transaction documents, as modified from time to time, referred to collectively, as the “Purchase Agreement Transaction Documents”) and (b)(i) Debenture Purchase Agreement (as modified from time to time, the “Debenture Purchase Agreement”), dated as of October 6, 2022, between the Company and the purchaser identified therein, which is the same as the addressee listed above, (ii) the Subordinated Convertible Debenture (as modified from time to time, the “Debenture”), and (iii) the other transaction documents, as modified from time to time, referred to collectively, as the “Debenture Transaction Documents” and together with the Purchase Agreement Transaction Documents referred to collectively as the “Transaction Documents”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Debenture, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, the following modifications to the Purchase Agreement.

(1)This Letter Agreement shall be deemed to be a Purchase Agreement Transaction Document.

(2)The Company shall be permitted to deliver one or more irrevocable written notices (each, an “Exemption Purchase Notice”) to the Investor directing the Investor to buy such applicable amount of Purchase Shares as specified by the Company therein in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000) (the “Exemption Amount”), which amount shall be reduced by the Purchase Amount each time the Investor purchases Common Shares pursuant to an Exemption Purchase Notice. Such purchases shall be subject to Section 2 of the Purchase Agreement, except as otherwise set forth herein.

(3)The purchase price of any new or existing Exemption Purchase Notice (including the purchase on June 6, 2023) will be 80% of the arithmetic average of the two (2) lowest daily VWAPs during a Regular Purchase Measurement Period.

(4)The period for calculating the Regular Purchase Price for any Regular Purchase Measurement Period will begin on the Trading Day following payment thereof. The calculation of the dollar volume of the Common Shares traded on the Principal Market for purposes of the definition of Regular Purchase Measurement Period will begin on the
800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com

Trading Day after the previous Regular Purchase Measurement Period has ended. The previous sentences will also apply to the automatic conversion of the Debenture pursuant to Section 3 thereof.

(5)Any additional Exemption Purchase Notices that are not in accordance with the terms and provisions of the Purchase Agreement shall be subject to Investor’s approval.

(6)No later than 21 calendar days after the date of this Letter Agreement the parties will amend the Debenture Transaction Documents to include a so-called Most Favored Nation provision that will provide the Investor with necessary protection against any future financing, settlement, exchange or other transaction whether with an existing or new lender, investor or counterparty.

The Company hereby reaffirms all such obligations and liabilities and agrees that such obligations and liabilities shall remain in full force and effect.

This Letter Agreement is a Purchase Agreement Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Purchase Agreement Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Purchase Agreement Transaction Documents to such Purchase Agreement or other Purchase Agreement Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Purchase Agreement Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) is for the exclusive benefit of the parties hereto and beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company’s Board of Directors approving this Letter Agreement and all undertakings thereto in all respects and providing written evidence of the same to the Investor by August 10, 2023 and (b) the Company agreeing that it shall, within the time required under the Exchange Act, file with the SEC a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions of, the amended agreements; provided, however, that at the
800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com

reasonable request of the Investor the Company will use commercially reasonable efforts to file such current report prior to the time required under Exchange Act.

Kindly confirm your agreement with the above by signing in the space indicated below and providing an executed copy of this letter in PDF format to the undersigned. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

REMARK HOLDINGS, INC.

		By:	/s/ Kai-Shing Tao
		Name:	Kai-Shing Tao
		Title:	Chief Executive Officer

AGREED AND ACCEPTED:

IONIC VENTURES, LLC

By:	/s/ Brendan O'Neil
Name:	Brendan O'Neil
Title:	Authorized Signatory
800 S Commerce St | Las Vegas, NV 89106    www.remarkholdings.com